Exhibit 4.1

                  WAIVER REGARDING STOCK OWNERSHIP RESTRICTIONS


         This WAIVER REGARDING STOCK OWNERSHIP RESTRICTIONS (this AWaiver@), dated as of August 11, 2000, is by and between American Land Lease, Inc., a Delaware corporation and successor in interest to Asset Investors Corporation (the ACompany@), and Terry Considine (the AStockholder@).

         WHEREAS, pursuant to certain provisions contained in the Company=s Second Amended and Restated Certificate of Incorporation (the ACertificate@; capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Certificate), no person may, among other things, beneficially own or directly or indirectly own shares of Capital Stock of the Company equal to or in excess of 5% of the aggregate value of the outstanding shares of Common Stock (such provisions, as set forth in Section 7.2.1(a) of the Certificate, the ARestrictive Ownership Provisions@);

         WHEREAS, pursuant to Section 7.2.7 of the Certificate, the Board of Directors may, in its sole discretion, exempt a person from the application of any one or more of the Restrictive Ownership Provisions, subject to such terms and conditions as the Board of Directors may determine; and

         WHEREAS, the Stockholder has requested that the Company exempt the Stockholder from application of certain of the Restrictive Ownership Provisions; and the Company has determined to provide such exemption and establish such limit in respect of the Stockholder, subject to the terms and conditions provided herein.

         NOW, THEREFORE, for mutual consideration the receipt of which is hereby confirmed, the parties hereto agree as follows:

1. The Stockholder shall be exempt, subject to the Excepted Holder Limit established in paragraph 3 below, from the Aggregate Stock Ownership Limit as contained in Section 7.2.1(a)(i) of the Certificate.

2. The Stockholder shall be exempt from the Section 382 Limit as contained in Section 7.2.1(a)(i) of the Certificate.

3. The exemption granted pursuant to paragraph 1 above shall be limited such that the percentage of shares of Common Stock owned by the Stockholder (including shares owned directly, indirectly, constructively or Beneficially) shall not exceed the lesser of (a) 29 percent, and (b) the excess of 34 percent of the total outstanding shares of Common Stock of the Company at such time over the Excepted Holder Limit then applicable to any person (other than the Stockholder or Asset Investors Operating Partnership, a Delaware limited partnership) as determined by the Board of Directors in accordance with
         Section 7.2.7 of the  Certificate,  such percentage  being the Excepted

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         Holder Limit applicable to the Stockholder.

4. The Stockholder agrees that he shall not own, directly, indirectly, constructively or Beneficially, any shares of Capital Stock in excess of the Excepted Holder Limit as provided in paragraph 3 above, except as otherwise permitted by Section 7.2.7(c) of the Certificate.

5. The Stockholder agrees that, except as expressly provided herein, all of the provisions contained in Article SEVENTH (ARestriction on Transfer and Ownership of Shares@) shall continue to be applicable to the Stockholder in respect of the Stockholder=s ownership of Capital Stock of the Company.

6. This Waiver shall be governed by and construed in accordance with the laws of the State of Delaware.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Waiver as of the date provided above.

                                            AMERICAN LAND LEASE, INC.

                                            By:  /s/ Terry Considine
                                                --------------------------
                                                 Name: Terry Considine
                                                 Title:  Chief Executive Officer




                                           /s/ Terry Considine
                                           -------------------
                                           TERRY CONSIDINE